FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
 Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS FOURTH-QUARTER AND 2016 RESULTS,
REITERATES 2017 GROWTH PROJECTIONS

PROVO, Utah — Feb. 16, 2017 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced fourth-quarter results with revenue of $531.3 million, compared to $572.2 million in the prior-year period. Quarterly revenue was negatively impacted 1 percent by foreign currency fluctuations. Earnings per share for the quarter were $0.69, compared to $0.62 in the prior-year period. The company's earnings per share in the fourth quarter included a negative $0.10 impact from a tax charge related to the enactment of a new U.S. tax regulation in December.

The company also reported full-year 2016 revenue of $2.21 billion, compared to $2.25 billion in 2015. Annual revenue was approximately even on a local-currency basis but was negatively impacted 2 percent by a strong U.S. dollar. Earnings per share for 2016 were $2.55, compared to $2.25 in 2015.

The company also reiterated guidance provided at its 2016 investor day in December with anticipated revenue of $2.26 to $2.30 billion and earnings per share of $3.10 to $3.25, assuming a 3 to 4 percent negative foreign currency impact.

"The fourth quarter of 2016 showed a decline against 2015 due to approximately $50 million of product launch revenue in the fourth quarter of 2015," said Truman Hunt, president and chief executive officer. "Revenue in the fourth quarter of 2016 was also negatively impacted by $7 million of deferred revenue, primarily from a stronger-than-anticipated response to a promotion of ageLOC Me cartridges in China where orders outstripped our supply.

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Nu Skin Enterprises, Inc.
Feb. 16, 2017

"For the year, we were pleased to generate continued improvement in local currency revenue results. We made significant progress executing our 2016 priorities, including growing in China, successfully launching our ageLOC Me and ageLOC Youth products, and finalizing development of our upcoming LumiSpa product. We believe these steps have positioned us for growth in 2017 and beyond. We are excited by the opportunities ahead, which we believe will create value for our shareholders."

 Regional Results
The Company's regional revenue results for the three-month periods ended December 31 are presented in the following table (in thousands).
	2016	2015	% Change	Constant Currency % Change

Greater China	$182,506	$195,495	(7%)	(2%)
North Asia	166,967	173,798	(4%)	(8%)
South Asia/Pacific	70,016	74,274	(6%)	(7%)
Americas	71,708	95,553	(25%)	(23%)
EMEA	40,132	33,078	21%	23%

Total	$531,329	$572,198	(7%)	(6%)

The Company's regional revenue results for the years ended December 31 are presented in the following table (in thousands).

	2016	2015	% Change	Constant Currency % Change

Greater China	$794,393	$771,667	3%	8%
North Asia	692,738	686,555	1%	(2%)
South Asia/Pacific	296,758	321,971	(8%)	(6%)
Americas	276,590	329,668	(16%)	(13%)
EMEA	147,318	137,186	7%	8%

Total	$2,207,797	$2,247,047	(2%)	---*
*Less than a 1% change.

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Nu Skin Enterprises, Inc.
Feb. 16, 2017

The company's regional customers and sales leaders statistics are presented in the following table.

	2016		2015		% Increase (Decrease)
	Customers	Sales Leaders	Customers	Sales Leaders	Customers	Sales Leaders

Greater China	248,000	26,625	223,000	27,064	11.2%	(1.6%)
North Asia	329,000	16,330	366,000	17,415	(10.1%)	(6.2%)
South Asia/Pacific	116,000	7,584	119,000	10,476	(2.5%)	(27.6%)
Americas	166,000	6,683	176,000	8,708	(5.7%)	(23.3%)
EMEA	129,000	4,405	110,000	3,912	17.3%	12.6%

Total	988,000	61,627	994,000	67,575	(0.6%)	(8.8%)

"Customers," previously referred to as "Actives," are persons who purchased products directly from the company during the previous three months.

"Sales Leaders" are independent distributors, and sales employees and independent marketers in China, who achieve certain qualification requirements.

Operational Performance

The company's operating margin improved to 11.4 percent, compared to 10.8 percent in the prior-year period. Gross margin for the quarter was 79.6 percent, compared to 78.8 percent in the prior-year quarter. Selling expenses, as a percent of revenue, were 42.0 percent, compared to 41.5 percent in the fourth quarter of 2015. General and administrative expenses, as a percent of revenue, were 26.2 percent, compared to 26.5 percent in the prior-year period. The company's effective income tax rate for the quarter was 38.5 percent, compared to 38.7 percent in the fourth quarter of last year, with the fourth quarter of 2016 being negatively impacted by the enactment of a new U.S. tax regulation in December, but was partially offset by other tax benefits. The company does not anticipate that these adjustments will materially impact its tax rate in future periods. Dividend payments during the quarter were $18.9 million, and the company repurchased $205.5 million of its outstanding shares, leaving approximately $200 million authorized to repurchase shares.

Management Transition

The company also provided an update on its previously announced management transition. The company expects to name a new chief financial officer in the next few weeks. At that time, Truman Hunt will become vice chairman of the board of directors. On the same date, Ritch Wood will assume the position of chief executive officer, and Ryan Napierski will become the company's president.

"I am optimistic about the future of Nu Skin," said Hunt. "I have worked closely with Ritch and Ryan for the past 15 years and have complete confidence that they have the experience, leadership and vision to take our business to the next level."

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Nu Skin Enterprises, Inc.
Feb. 16, 2017

 Outlook

"Moving into 2017, we remain focused on executing the initiatives we outlined in our investor day presentation," said Ritch Wood, chief financial officer. "We have refined our product launch strategy to grow our sales leaders and customer base with our latest ageLOC products. We are confident that this approach will allow us to generate improved results, with projected local currency revenue growth of 4 to 6 percent in 2017. Given our success with at-home treatment devices, we are particularly optimistic about the launch of our new cleansing and treatment device, LumiSpa, which we will introduce at our global convention in October.

"For the first quarter, we anticipate revenue of $480 to $500 million, assuming a 1 to 2 percent negative impact from foreign currency," continued Wood. "We project first quarter earnings per share of $0.47 to $0.51. For 2017, we reiterate our guidance, with revenue of $2.26 to $2.30 billion and earnings per share of $3.10 to $3.25, assuming a 3 to 4 percent negative foreign currency impact."

The Nu Skin management team will host a conference call with the investment community on Feb. 16 at 5 p.m. (EST). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company's website at ir.nuskin.com. A replay of the webcast will be available at the same URL through March 3, 2017.

About Nu Skin Enterprises, Inc.
Founded more than 30 years ago, Nu Skin Enterprises, Inc. develops and distributes innovative consumer products, offering a comprehensive line of premium-quality beauty and wellness solutions. The company builds upon its scientific expertise in both skin care and nutrition to continually develop innovative product brands that include the Nu Skin® personal care brand, the Pharmanex® nutrition brand, and most recently, the ageLOC® anti-aging brand. The ageLOC brand has generated a loyal following for such products as the ageLOC Youth nutritional supplement, the ageLOC Me® customized skin care system, as well as the ageLOC TR90® weight management and body shaping system. Nu Skin sells its products through a global network of sales leaders in Asia, the Americas, Europe, Africa and the Pacific. As a long-standing member of direct selling associations globally, Nu Skin is committed to the industry's consumer guidelines that protect and support those who sell and purchase its products through the direct selling channel. Nu Skin is also traded on the New York Stock Exchange under the symbol "NUS." More information is available at nuskin.com.

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Nu Skin Enterprises, Inc.
Feb. 16, 2017

Please Note: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's future management, performance, sales force and customer base, growth, initiatives and new product introductions; projections regarding revenue, earnings per share, foreign currency fluctuations, and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.
The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:
•	any failure of current or planned initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;
•
risk that direct selling laws and regulations in any of our markets, including the United States and China, may be modified, interpreted or enforced in a manner that results in negative changes to our business model or negatively impacts our revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if we over-forecast demand for a product or change our planned initiatives or launch strategies;

•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	inability to retain our management due to personal reasons or competitive pressures;
•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by the company's sales force or others;
•	unpredictable economic conditions and events globally;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or favorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.

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Nu Skin Enterprises, Inc.
Feb. 16, 2017

The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

Non-GAAP Financial Measures: Constant-currency revenue growth is a non-GAAP financial measure that removes the impact of fluctuations in foreign-currency exchange rates, thereby facilitating period-to-period comparisons of the company's performance.  It is calculated by translating the current period's revenue at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's revenue.

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Nu Skin Enterprises, Inc.
Feb. 16, 2017

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Fourth Quarters Ended December 31, 2016 and 2015
(in thousands, except per share amounts)

	2016	2015

Revenue	$531,329	$572,198

Cost of sales	108,520	121,437

Gross profit	422,809	450,761

Operating expenses:
Selling expenses	222,887	237,658
General and administrative expenses	139,139	151,389
Total operating expenses	362,026	389,047

Operating income	60,783	61,714

Other (expense)/income, net	1,353	(3,289)
Income before provision for income taxes	62,136	58,425
Provision for income taxes	23,951	22,585

Net income	$38,185	$35,840

Net income per share:
Basic	$0.71	$0.63
Diluted	$0.69	$0.62

Weighted average common shares outstanding:
Basic	53,769	56,792
Diluted	55,539	57,524

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Nu Skin Enterprises, Inc.
Feb. 16, 2017

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Years Ended December 31, 2016 and 2015
(in thousands, except per share amounts)

	2016	2015

Revenue	$2,207,797	$2,247,047

Cost of sales	500,457	489,510

Gross profit	1,707,340	1,757,537

Operating expenses:
Selling expenses	922,083	951,372
General and administrative expenses	554,153	561,463
Total operating expenses	1,476,236	1,512,835

Operating income	231,104	244,702

Other (expense)/income, net	(18,265)	(32,743)
Income before provision for income taxes	212,839	211,959
Provision for income taxes	69,753	78,913

Net income	$143,086	$133,046

Net income per share:
Basic	$2.58	$2.29
Diluted	$2.55	$2.25

Weighted average common shares outstanding:
Basic	55,412	57,997
Diluted	56,097	59,057

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Nu Skin Enterprises, Inc.
Feb. 16, 2017

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2016 and 2015
(in thousands)

	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$357,246	$289,354
Current investments	10,880	14,371
Accounts receivable	31,199	35,464
Inventories, net	249,936	265,256
Prepaid expenses and other	65,076	101,947
	714,337	706,392

Property and equipment, net	444,732	454,537
Goodwill	114,954	112,446
Other intangible assets, net	63,553	67,009
Other assets	136,469	165,459
Total assets	$1,474,045	$1,505,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$41,261	$28,832
Accrued expenses	275,023	310,916
Current portion of long-term debt	82,727	67,849
	399,011	407,597

Long-term debt	334,165	181,745
Other liabilities	76,799	90,880
Total liabilities	809,975	680,222

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	439,635	419,921
Treasury stock, at cost	(1,250,123)	(1,017,063)
Accumulated other comprehensive loss	(84,122)	(71,269)
Retained earnings	1,558,589	1,493,941
	664,070	825,621
Total liabilities and stockholders' equity	$1,474,045	$1,505,843

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